Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Incorporation
Quicksilver Production Partners Operating Ltd.*	Cayman Islands**

*This Exhibit lists the entities that will be subsidiaries of Quicksilver Production Partners LP following the consummation of the transactions contemplated by the Form of Exchange Agreement among Quicksilver Resources Inc., QP Parent LLC, QPP Holdings LLC, Quicksilver Production Partners GP LLC, Quicksilver Production Partners LP, and Quicksilver Production Partners Operating Ltd. (the “Agreement”) that we will enter into in connection with the closing of this offering. A form of the Agreement is filed as Exhibit 10.2 to this Registration Statement.

**We expect to convert Quicksilver Production Partners Operating Ltd. into a Delaware limited liability company after the completion of this offering.